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                                                                    Exhibit 10.2

September 1, 2004

Mr. Stephen E. Yates
9226 Pony Express
San Antonio, TX 78255

Dear Steve:

On behalf of KeyCorp, I am delighted to extend you our offer of employment as the Executive Vice President and Chief Information Officer reporting directly to me. In this role you will be a member of the Company's Management Committee as well as the Executive Council.

Subject to the approval of the Compensation Committee (this letter has already been approved by the Chair of the Compensation Committee), I am pleased to extend to you the following employment terms, effective with your start date on September 2, 2004:

      - BASE SALARY: $500,000 per annum, payable semi-monthly. Please note that we are transitioning to a bi-weekly payroll cycle beginning in 2005.

      - CASH INCENTIVE TARGET: Your annual incentive target award is $500,000. Your actual award will be funded based 50% on overall KeyCorp corporate performance and 50% on the performance of Key Technology Services (as it may be renamed in the future). Your individual award will be based on the evaluation of your contribution and performance by the Compensation Committee, the Chief Executive Officer and the Chief Administrative Officer. Depending on the performance of Key Technology and overall KeyCorp corporate performance, these awards can range from 0% to 300% of target. Our annual incentives are paid in mid-March. For 2004, your target will be prorated based on your start date.

            Any incentive compensation that is payable to you over $100,000, will be subject to the terms and conditions of KeyCorp's Automatic Deferral Plan, then in place. A copy of that Plan has been sent to you.

      - LONG TERM: You will be a participant in the Company's Long Term Incentive Compensation (LTIC) plan. Your target award will be $800,000, which is delivered 50% in Performance-Based Restricted Stock and 50% as Stock Options. The Restricted Stock portion of the award is delivered in February and the Stock Option portion is granted in July. The Performance-Based Restricted Stock will vest, depending on KeyCorp's performance, from 50% to 150% of the award, with performance below the 50% threshold resulting in a total forfeiture. Our current stock option value is based at $7.70 per share. Stock Option shares will vest one-third per year (fully vested in three years) from the date of grant.

            As you and I have discussed, the timeframe that you expect to be at Key is 3-5 years. In the event that you leave the Company either (a) prior to the end of the fifth year of your employment and with the consent of the Compensation Committee based upon you having achieved your Employment Objectives (as hereinafter defined), or (b) after your fifth year of employment, any Performance-Based Restricted Stock awards that have been granted to you, which are not fully vested, will continue to be in effect as if you were an active employee through the balance of the vesting period. Additionally, if either of the events specified in (a) or (b) of the preceding sentence occurs, all stock options that have been granted to you will vest, to the extent not already vested. All options that vest will be exercisable for three years following your employment termination date, but in no event for a period beyond the options'

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            term. You will have achieved your "Employment Objectives" at such time as KeyCorp's Compensation Committee, upon the recommendation of KeyCorp's CEO, determines that Key Technology Services (as it may be renamed in the future) has been transformed into a top tier, high performing, cost effective technology and information organization that closely supports Key's lines of business and that strong successor management is in place and ready to assume leadership of Key Technology Services (as it may be renamed in the future). The determination of the Compensation Committee and KeyCorp's CEO as to whether you have achieved your Employment Objectives shall be final and conclusive. You will not ask KeyCorp's Compensation Committee or CEO to determine that you have achieved your Employment Objectives prior to the end of the third year of your employment unless you believe that family considerations warrant you making the request.

            All Performance-Based Restricted Stock and Stock Option awards are discretionary, subject to the approval of the Compensation Committee of KeyCorp's Board of Directors and are presently granted in accordance with KeyCorp's 2004 Equity Compensation Plan, which includes a so-call claw-back provision for harmful activity. Please note that the Restricted Stock award is contingent upon your acceptance of the terms and conditions of the KeyCorp Award of Restricted Stock Agreement, which includes restrictions relating to non-public information, intellectual property and non-hire and non-contact (respectively) of Key's employees and customers.

      - SPECIAL SIGNING BONUS: You will receive a special signing bonus, which is comprised of two components. First, effective on the date the Compensation Committee approves this letter, you will be granted a signing bonus of $400,000. This award will be denominated in phantom common shares and will vest 1/3 upon approval of this letter by the Compensation Committee, 1/3 on the first anniversary of the date of this letter, and the final 1/3 on the second anniversary of the date of this letter. Unless you have elected to defer payment, the phantom shares will be payable to you in KeyCorp Common Shares upon vesting; provided, further, concurrent with this letter you have elected to defer payment under KeyCorp's Voluntary Deferral Plan of the initial 1/3 installment.. Second, you will also receive a special Stock Option grant of 100,000 shares. These options will vest 1/3 each on the same dates as the phantom common shares above. The price of these options will be based on the price of KeyCorp stock (the average of the high and the low) on the date the Compensation Committee approves this letter.

In addition, you will be eligible for the following:

CHANGE OF CONTROL AGREEMENT: You will be provided with a Change of Control Agreement of the type generally given to other KeyCorp senior officers, a draft copy you have already received.

EXECUTIVE PERQUISITES: You will be eligible for the following:

      - Membership in one luncheon club in Cleveland. The Company will pay any initiation fees (grossed-up for any taxes) and your monthly dues and any assessments. Reimbursement for monthly expenses will automatically be made through payroll and will be grossed-up for tax purposes.

      - Initiation fees in a personal country club, if you desire, which shall be grossed-up for tax purposes. Any subsequent expenses (i.e., monthly dues, assessments, personal expenses, annual fees) will be paid by you. Business related expenses, of course, may be reimbursed through our expense reimbursement process.

RELOCATION

A copy of your relocation summary has already been provided to you. All of the services will be grossed-up for Federal, state, local and FICA taxes. If you voluntarily terminate your employment with KeyCorp within one year of your hire date, you will be responsible for repayment of 100% of the total relocation expense incurred by KeyCorp. If you voluntarily terminate after one-year, but within two years of your hire date, you will be responsible for

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repayment of one-half of the total relocation expense. Our relocation firm will be in touch with you shortly to discuss relocation arrangements with you. We agree that the move will be an "executive level" move - which would include such services as crating artwork and antiques, transporting automobiles and motorcycles, and otherwise trying to assure that all property is moved in a careful way, designed to avoid damage.

We also agree that as part of your relocation we will make the following exceptions. First, we will provide temporary living arrangements in Cleveland for a maximum of one year, if required. Second, during that year, we will provide recurring travel to home city or comparable location. Third, we will pay, up to a maximum of $100,000, for you to relocate, following the conclusion of your employment with KeyCorp, to a location designated by you.

As an employee you are also eligible for the following company benefits:

      - Participation in the 401(k) and cash balance and the excess 401(k) and cash balance plans in accordance with plan documents. In the event that you leave the Company prior to the end of the fifth year of your employment with the consent of the Compensation Committee based upon you having achieved your Employment Objectives, the Company will pay to you in a lump sum (within 30 days after your employment termination date) an amount equal to the accrued balance credited to your account under the cash balance and excess cash balance pension plans to the extent such accrued balance would be forfeited upon your employment termination date because you had not achieved five years of vesting service pursuant to the plans. In the event that you leave the Company prior to the end of the third year of your employment with the consent of the Compensation Committee based upon you having achieved your Employment Objectives, the Company will pay to you in a lump sum (within 30 days of your employment termination date) an amount equal to the unvested Company match under the excess 401(k) plan (together with the earnings thereon) to the extent such unvested Company match would be forfeited upon your employment termination date because you had not achieved three years of vesting service pursuant to the plan.

      - Enrollment in Medical, Dental, Life Insurance and other insurance coverage according to company policy and coverage limits (coverage begins the first of the month following employment).

      - In accordance with policy, beginning in 2005, you will be eligible for 25 days of paid time off (PTO). Your PTO allowance for 2004 will be prorated based on your start date.

      - These and additional benefits are outlined in the New Employee Resources Guide, which you have received. (The Company reserves the right to revise benefits at any time to comply with regulatory changes and/or changes in Company policies, but at no time during your employment will the total value of these benefits be reduced unless the total value of these benefits is similarly reduced for other senior executives; provided, however, if you believe that the aggregate value of all benefits has been reduced by more than $5,000 in value on an annual basis and you so notify KeyCorp in writing (through the head of Human Resources), KeyCorp will determine the value of the annual reduction and pay you in cash (grossed up for federal, state, local and FICA taxes) any amount of reduction in excess of $5,000.)

You will be KeyCorp's representative to BITS, which is part of the Financial Services Roundtable. You currently are a member of the Board of Directors of Applied Industrial Technologies. We generally permit our senior executives to be a member of one corporate board. Of course, we reserve the right to require you to resign from any Board if we determine that there is a conflict or potential conflict of interest with KeyCorp or it is otherwise undesirable, in our opinion, for you to continue the Board membership.

This employment offer and the compensation payable to you as set forth above are contingent upon satisfactory completion of the following in KeyCorp's judgment:

      -     Application for employment and related documents.

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      -     Review of references, a pre-employment drug screen and a background investigation.

                  -     A review for FDIC prohibited offenses which includes
                     fingerprints taken on or about the first day of employment and which can take up to six months to process.

                  -     KeyCorp reserves the right to withdraw its offer of
                     employment or to terminate your employment (if you become employed at KeyCorp) if the results of the applicant review are unsatisfactory in KeyCorp's judgment.

Steve, we are very excited about the prospect of you joining Key and look forward to a mutually beneficial and rewarding relationship.

Sincerely,

Thomas C. Stevens

AGREED TO: ____________________________
                 Stephen E. Yates

Dated: ________________________________